Exhibit 99.1

Press Release For immediate release

Invesco Reports Results for the Three Months Ended March 31, 2025

Investor Relations Contacts: Media Relations Contact:	Greg Ketron Jennifer Church Andrea Raphael	404-724-4299 404-439-3428 212-323-4202

Invesco Announces First Quarter Diluted EPS of $0.38; Adjusted Diluted EPS(1) of $0.44

Atlanta, April 22, 2025 -- Invesco Ltd. (NYSE: IVZ) today reported financial results for the three months ended March 31, 2025.
•$17.6 billion of net long-term inflows for the quarter, primarily driven by ETFs and Index, Fundamental Fixed Income, and China JV & India
•$1.8 trillion in ending AUM
•18.1% operating margin in Q1 2025; 31.5% adjusted operating margin(1)
•Announced an increase in the quarterly common stock dividend to $0.21 per share reflective of strong cash position and stable cash flows
•Repurchased 1.5 million common shares for $25 million during the quarter
•Announced today a $1 billion repurchase of Invesco’s Series A Preferred Stock held by MassMutual. The repurchase is expected to occur in May
•In addition, Invesco and Barings (MassMutual's global asset management subsidiary) announced today a new strategic product and distribution partnership for U.S. Wealth channels, bringing together their unique private markets capabilities; MassMutual intends to support this initiative with a $650 million initial investment

Update from Andrew Schlossberg, President and CEO

“Our strategic clarity has helped us drive organic growth through various operating environments and continued to prove effective in the first quarter in which we delivered over 5% long-term organic growth. We drove an 18% increase in operating income and positive operating leverage of over 500 basis points compared to the first quarter of last year, while improving our operating margin by over 330 basis points to nearly 32%. Balance sheet strength and enhanced return of capital to shareholders remains a priority, and we executed share buybacks during the quarter and announced an increase in the quarterly common stock dividend, reflective of our strong cash position and stable cash flows. Further, today we announced the $1 billion repurchase of our preferred stock held by MassMutual and an expanded strategic partnership wherein MassMutual will also provide seed capital investment to scale both firms’ private wealth offerings. The hallmarks of the Invesco platform, including the breadth and scale of our products delivered through a diverse and global footprint, place us in a position of strength as we help our clients navigate this volatile and complex operating environment."

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(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Net Flows:
Net long-term inflows were $17.6 billion for the first quarter of 2025 as compared to $25.6 billion in the fourth quarter of 2024.

Retail and Institutional net long-term inflows were $11.9 billion and $5.7 billion, respectively. Net long-term flows by investment capability include net long-term inflows from ETFs and Index of $16.3 billion, Fundamental Fixed Income of $8.0 billion, and China JV & India of $2.2 billion, partially offset by net long-term outflows from Fundamental Equities of $7.0 billion, Multi-Asset/Other of $1.1 billion and Private Markets of $0.8 billion. On a geographic basis, the EMEA and Americas regions achieved net long-term inflows of $15.0 billion and $3.0 billion, respectively, and the Asia Pacific region experienced net long-term outflows of $0.4 billion.

Net market losses decreased AUM in the first quarter by $42.2 billion and foreign exchange rate movements increased AUM by $7.4 billion. We had inflows of $5.0 billion from non-management fee earning products during quarter and $10.0 billion from money market funds. Ending AUM was flat and average AUM increased 3.1% during the first quarter.

Summary of net flows (in billions)	Q1-25	Q4-24	Q1-24
Active	$1.5	$(10.0)	$(7.1)
Passive	16.1	35.6	13.4
Net long-term flows	17.6	25.6	6.3
Non-management fee earning AUM	5.0	10.2	9.5
Money market	10.0	25.1	0.7
Total net flows	$32.6	$60.9	$16.5

Annualized long-term organic growth rate (1)	5.3%	7.8%	2.2%

(1) Annualized long-term organic growth rate is calculated using net long-term flows (annualized) divided by average long-term AUM for the period. Long-term AUM excludes money market and non-management fee earning AUM.

First Quarter Highlights:

Financial Results	Q1-25		Q4-24		Q1-25 vs. Q4-24	Q1-24		Q1-25 vs. Q1-24
U.S. GAAP Financial Measures
Operating revenues	$1,529.2	m	$1,593.0	m	(4.0)%	$1,475.3	m	3.7%
Operating income	$277.3	m	$311.7	m	(11.0)%	$213.1	m	30.1%
Operating margin	18.1%		19.6%			14.4%
Net income attributable to Invesco Ltd.	$171.1	m	$209.3	m	(18.3)%	$141.5	m	20.9%
Diluted EPS	$0.38		$0.46		(17.4)%	$0.31		22.6%

Adjusted Financial Measures (1)
Net revenues	$1,108.7	m	$1,157.2	m	(4.2)%	$1,053.2	m	5.3%
Adjusted operating income	$349.5	m	$390.1	m	(10.4)%	$296.5	m	17.9%
Adjusted operating margin	31.5%		33.7%			28.2%
Adjusted net income attributable to Invesco Ltd.	$200.5	m	$237.3	m	(15.5)%	$148.4	m	35.1%
Adjusted diluted EPS	$0.44		$0.52		(15.4)%	$0.33		33.3%

Assets Under Management
Ending AUM	$1,844.8	bn	$1,846.0	bn	(0.1)%	$1,662.7	bn	11.0%
Average AUM	$1,880.8	bn	$1,824.4	bn	3.1%	$1,613.0	bn	16.6%

Headcount	8,495		8,508		(0.2)%	8,527		(0.4)%
(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

U.S. GAAP Operating Results:

First Quarter 2025 compared to Fourth Quarter 2024

Operating revenues and expenses: Operating revenues decreased $63.8 million in the first quarter of 2025 compared to the fourth quarter of 2024. Investment management fees decreased $27.0 million primarily as a result of two fewer days in the quarter. Service and distribution fees decreased $9.9 million primarily due to two fewer days in the quarter and lower average AUM to which the fees apply. Performance fees decreased $30.6 million due to seasonality. Other revenues increased $3.7 million. Foreign exchange rate changes decreased operating revenues by $6.4 million.

Operating expenses decreased $29.4 million in the first quarter of 2025 compared to the fourth quarter of 2024. Third-party distribution, service and advisory costs decreased $17.6 million primarily due to a decrease in pass-through service and distribution costs. Employee compensation expense was flat compared to the fourth quarter of 2024 primarily due to seasonally higher payroll taxes offset by lower variable compensation costs. Marketing expenses decreased $6.7 million. Property, office and technology costs decreased $7.4 million. General and administrative expenses increased $2.3 million. Foreign exchange rate changes decreased operating expenses by $6.1 million.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was $19.6 million, earned primarily from our China joint venture. Interest and dividend income was $11.3 million earned primarily from cash and cash equivalents and seed capital investments. Other gains/(losses) were a net loss of $24.3 million, primarily driven by market value changes on deferred compensation and seed capital investments. Other income/(expense) of consolidated investment products (CIP) was a gain of $74.1 million, primarily driven by net interest income and market gains on the underlying investments held by the funds.

The effective tax rate was 22.5% in the first quarter of 2025 as compared to 24.8% in the fourth quarter of 2024. The decrease in the effective tax rate in the first quarter of 2025 was primarily due to the favorable impact of the increase in net income attributable to non-controlling interests in consolidated entities and the favorable resolution of a state income tax matter which was partially offset by the unfavorable impact of the change in the mix of income across tax jurisdictions.

Diluted earnings per common share: Diluted earnings per common share was $0.38 for the first quarter of 2025.

First Quarter 2025 compared to First Quarter 2024

Operating revenues and expenses: Operating revenues increased $53.9 million in the first quarter of 2025 compared to the first quarter of 2024. Investment management fees increased $51.6 million as a result of higher average AUM partially offset by the impacts of secular shifts in client demand which have altered our asset mix. Service and distribution fees decreased $6.1 million due to lower fund-related service fees partially offset by higher average AUM. Other revenues increased $5.7 million as a result of higher transaction fees. Foreign exchange rate changes decreased operating revenues by $9.7 million.

Operating expenses decreased $10.3 million in the first quarter of 2025 compared to the first quarter of 2024. Third-party distribution, service and advisory costs increased $5.0 million due to higher average AUM partially offset by a decrease in pass-through fund costs. Employee compensation expenses decreased $8.1 million primarily due to a decrease in expense related to common share-based awards and other long-term awards. Property, office and technology costs decreased $3.7 million. Foreign exchange rate changes decreased operating expenses by $8.9 million.

The effective tax rate was 22.5% in the first quarter of 2025 as compared to 24.3% in the first quarter of 2024. The decrease in the effective tax rate in the first quarter of 2025 was primarily due to the favorable impact of the increase in net income attributable to non-controlling interests in consolidated entities and the favorable resolution of certain tax matters which was partially offset by the unfavorable impact of the change in the mix of income across tax jurisdictions.

Adjusted(1) Operating Results:

First Quarter 2025 compared to Fourth Quarter 2024

Net revenues and adjusted operating expenses: Net revenues in the first quarter of 2025 decreased $48.5 million compared to the fourth quarter of 2024 primarily due to lower seasonal performance fees and two fewer days in the quarter. Foreign exchange rate changes decreased net revenues by $5.4 million.

After allowing for foreign exchange rate changes, Adjusted operating expenses decreased $2.2 million compared to the fourth quarter of 2024.

Adjusted operating income decreased $40.6 million compared to the fourth quarter of 2024. Adjusted operating margin decreased to 31.5% from 33.7%.

Non-operating income and expenses: Equity in earnings of unconsolidated affiliates was a gain of $16.5 million. Interest and dividend income was $13.5 million.

The effective tax rate on adjusted net income was 24.4% in the first quarter of 2025 as compared to 22.2% in the fourth quarter of 2024. The increase in the effective tax rate was primarily due to the unfavorable impact of the change in the mix of income across tax jurisdictions which was partially offset by the favorable resolution of a state income tax matter.

Adjusted diluted earnings per common share was $0.44 for the first quarter.

First Quarter 2025 compared to First Quarter 2024

Net revenues and adjusted operating expenses: Net revenues in the first quarter of 2025 increased $55.5 million compared to the first quarter of 2024, primarily driven by higher average AUM partially offset by the impacts of secular shifts in client demand which have altered our asset mix. Foreign exchange rate changes decreased net revenues by $6.9 million.

After allowing for foreign exchange rate changes, Adjusted operating expenses in the first quarter of 2025 increased $8.5 million compared to the first quarter of 2024. Employee compensation expenses increased primarily due to higher variable compensation costs partially offset by lower General and administrative and Property, office and technology costs.

Adjusted operating income increased $53.0 million compared to the first quarter of 2024. Adjusted operating margin increased to 31.5% from 28.2%.

The effective tax rate on adjusted net income decreased slightly to 24.4% in the first quarter of 2025 from 24.6% in the first quarter of 2024.
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(1) Represents non-GAAP financial measure. See the information on pages 7 through 10 for a reconciliation to the most directly comparable U.S. GAAP measure.

Capital Management:

Cash and cash equivalents: $821.7 million at March 31, 2025 ($986.5 million as of December 31, 2024).

Debt: $964.8 million at March 31, 2025 ($890.6 million at December 31, 2024).

Common share repurchases: During the first quarter of 2025, the company repurchased 1.5 million common shares for $25 million in the open market.

Common shares outstanding (end of period): 447.6 million

Diluted common shares outstanding (end of period): 456.4 million

Dividends paid: $92.5 million (common); $59.2 million (preferred)

Common dividends declared: The company is announcing a first quarter cash dividend of $0.21 per share to holders of common shares. The dividend is payable on June 3, 2025, to common shareholders of record at the close of business on May 14, 2025, with an ex-dividend date of May 14, 2025.

Preferred dividends declared: The company is announcing a preferred cash dividend of $14.75 per share representing the period from March 1, 2025 through May 31, 2025. The preferred dividend is payable on June 2, 2025. The preferred dividend will be prorated for the period the $1 billion of repurchased preferred stock is outstanding.

About Invesco Ltd.

Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.8 trillion in assets on behalf of clients worldwide as of March 31, 2025. For more information, visit invesco.com/corporate.

Members of the investment community and general public are invited to listen to the conference call today, April 22, 2025, at 9:00 a.m. ET by dialing one of the following numbers: 1-866-803-2143 for U.S. and Canadian callers or 1-210-795-1098 for international callers, using the Passcode: Invesco. An audio replay of the conference call will be available until Thursday, May 8, 2025 by calling 1-866-360-7726 for U.S. and Canadian callers or 1-203-369-0178 for international callers. A presentation highlighting the company's performance will be available during a live Webcast and on Invesco's Website at invesco.com/corporate.

# # #

This release, and comments made in the associated conference call today, may include “forward-looking statements.” Forward-looking statements include information concerning future results of our operations, expenses, earnings, liquidity, cash flow, capital expenditures, and assets under management and could differ materially from events that actually occur in the future due to known and unknown risks and other important factors, including, but not limited to, industry or market conditions, geopolitical events including wars, global trade tensions, tariffs, natural disasters and pandemics or health crises and their respective potential impact on the company, acquisitions and divestitures, debt and our ability to obtain additional financing or make payments, regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. None of this information should be considered in isolation from, or as a substitute for, historical financial statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our most recent Form 10-K and subsequent Forms 10-Q, filed with the Securities and Exchange Commission. You may obtain these reports from the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

Invesco Ltd.
U.S. GAAP Condensed Consolidated Income Statements
(Unaudited, in millions, other than per share amounts)

	Q1-25	Q4-24	% Change	Q1-24	% Change
Operating revenues:
Investment management fees	$1,100.3	$1,127.3	(2.4)%	$1,048.7	4.9%
Service and distribution fees	370.9	380.8	(2.6)%	377.0	(1.6)%
Performance fees	3.5	34.1	(89.7)%	0.8	337.5%
Other	54.5	50.8	7.3%	48.8	11.7%
Total operating revenues	1,529.2	1,593.0	(4.0)%	1,475.3	3.7%
Operating expenses:
Third-party distribution, service and advisory	509.0	526.6	(3.3)%	504.0	1.0%
Employee compensation	464.6	463.8	0.2%	472.7	(1.7)%
Marketing	17.0	23.7	(28.3)%	18.1	(6.1)%
Property, office and technology	113.9	121.3	(6.1)%	117.6	(3.1)%
General and administrative	137.3	135.0	1.7%	138.5	(0.9)%
Amortization of intangible assets	10.1	10.9	(7.3)%	11.3	(10.6)%
Total operating expenses	1,251.9	1,281.3	(2.3)%	1,262.2	(0.8)%
Operating income	277.3	311.7	(11.0)%	213.1	30.1%
Other income/(expense):
Equity in earnings of unconsolidated affiliates	19.6	20.1	(2.5)%	6.9	184.1%
Interest and dividend income	11.3	24.6	(54.1)%	12.4	(8.9)%
Interest expense	(13.1)	(12.4)	5.6%	(15.9)	(17.6)%
Other gains/(losses), net	(24.3)	(20.1)	20.9%	35.9	N/A
Other income/(expense) of CIP, net	74.1	(6.5)	N/A	30.5	143.0%
Income before income taxes	344.9	317.4	8.7%	282.9	21.9%
Income tax provision	(77.6)	(78.7)	(1.4)%	(68.7)	13.0%
Net income	267.3	238.7	12.0%	214.2	24.8%
Net (income)/loss attributable to noncontrolling interests in consolidated entities	(37.0)	29.8	N/A	(13.5)	174.1%
Less: Dividends declared on preferred shares	(59.2)	(59.2)	—%	(59.2)	—%
Net income attributable to Invesco Ltd.	$171.1	$209.3	(18.3)%	$141.5	20.9%

Earnings per common share:
---basic	$0.38	$0.46	(17.4)%	$0.31	22.6%
---diluted	$0.38	$0.46	(17.4)%	$0.31	22.6%

Average common shares outstanding:
---basic	452.9	453.3	(0.1)%	453.2	(0.1)%
---diluted	454.0	454.1	—%	453.5	0.1%

Invesco Ltd.
Non-GAAP Information and Reconciliations

We utilize the following non-GAAP performance measures: Net revenues (and by calculation, Net revenue yield on AUM), Adjusted operating income, Adjusted operating margin, Adjusted net income attributable to Invesco Ltd., and Adjusted diluted EPS. We believe the adjusted measures provide valuable insight into our ongoing operational performance and assist in comparisons to our competitors. These measures also assist management with the establishment of operational budgets and forecasts. The most directly comparable U.S. GAAP measures are Operating revenues (and by calculation, gross revenue yield on AUM), Operating income, Operating margin, Net income attributable to Invesco Ltd., and Diluted EPS.

The following are reconciliations of Operating revenues, Operating income (and by calculation, operating margin), and Net income attributable to Invesco Ltd. (and by calculation, diluted EPS) on a U.S. GAAP basis to a non-GAAP basis of Net revenues, Adjusted operating income (and by calculation, Adjusted operating margin), and Adjusted net income attributable to Invesco Ltd. (and by calculation, Adjusted diluted EPS). In addition, a reconciliation of Adjusted operating expenses is provided below, together with reconciliations of the U.S. GAAP Operating expense lines to provide further analysis of the non-GAAP adjustments. These non-GAAP measures should not be considered as substitutes for any U.S. GAAP measures and may not be comparable to other similarly titled measures of other companies. The tax effect of the reconciling items is based on the tax jurisdiction attributable to the transactions. These measures are described more fully in the company's Forms 10-K and 10-Q. Refer to these public filings for additional information about the company's non-GAAP performance measures.

Reconciliation of Operating revenues to Net revenues:

(in millions)	Q1-25	Q4-24	Q1-24
Operating revenues, U.S. GAAP basis	$1,529.2	$1,593.0	$1,475.3
Revenue adjustments (1)
Investment management fees	(209.0)	(213.5)	(192.3)
Service and distribution fees	(259.6)	(271.5)	(271.8)
Other	(40.4)	(41.6)	(39.9)
Total revenue adjustments	(509.0)	(526.6)	(504.0)
Invesco Great Wall (2)	78.2	80.4	74.7
CIP (3)	10.3	10.4	7.2
Net revenues	$1,108.7	$1,157.2	$1,053.2

Reconciliation of Operating income to Adjusted operating income:

(in millions)	Q1-25	Q4-24	Q1-24
Operating income, U.S. GAAP basis	$277.3	$311.7	$213.1
Invesco Great Wall (2)	40.3	43.1	38.3
CIP (3)	21.5	17.0	12.2
Amortization of intangible assets (4)	10.1	10.9	11.3
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	0.3	4.9	21.6
General and administrative (6)	—	2.5	—
Adjusted operating income	$349.5	$390.1	$296.5

Operating margin (7)	18.1%	19.6%	14.4%
Adjusted operating margin (8)	31.5%	33.7%	28.2%

Reconciliation of Net income attributable to Invesco Ltd. to Adjusted net income attributable to Invesco Ltd.

(in millions)	Q1-25	Q4-24	Q1-24
Net income attributable to Invesco Ltd., U.S. GAAP basis	$171.1	$209.3	$141.5
Adjustments (excluding tax):
Amortization of intangible assets (4)	10.1	10.9	11.3
Deferred compensation net market valuation changes (5)	20.1	13.6	(11.5)
General and administrative (6)	—	2.5	—
Total adjustments excluding tax	$30.2	$27.0	$(0.2)
Tax adjustment for amortization of intangible assets and goodwill (9)	4.1	4.3	4.4
Other tax effects of adjustments above	(4.9)	(3.3)	2.7
Adjusted net income attributable to Invesco Ltd.	$200.5	$237.3	$148.4

Average common shares outstanding - diluted	454.0	454.1	453.5
Diluted EPS	$0.38	$0.46	$0.31
Adjusted diluted EPS (10)	$0.44	$0.52	$0.33

Reconciliation of Operating expenses to Adjusted operating expenses:

(in millions)	Q1-25	Q4-24	Q1-24
Operating expenses, U.S. GAAP basis	$1,251.9	$1,281.3	$1,262.2
Invesco Great Wall (2)	37.9	37.3	36.4
Third-party distribution, service and advisory expenses	(509.0)	(526.6)	(504.0)
CIP (3)	(11.2)	(6.6)	(5.0)
Amortization of intangible assets (4)	(10.1)	(10.9)	(11.3)
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(0.3)	(4.9)	(21.6)
General and administrative (6)	—	(2.5)	—
Adjusted operating expenses	$759.2	$767.1	$756.7

Employee compensation, U.S. GAAP basis	$464.6	$463.8	$472.7
Invesco Great Wall (2)	26.0	26.2	25.7
Compensation expense related to market valuation changes in deferred compensation liabilities (5)	(0.3)	(4.9)	(21.6)
Adjusted employee compensation	$490.3	$485.1	$476.8

Marketing, U.S. GAAP basis	$17.0	$23.7	$18.1
Invesco Great Wall (2)	3.0	2.3	2.1
Adjusted marketing	$20.0	$26.0	$20.2

Property, office and technology, U.S. GAAP basis	$113.9	$121.3	$117.6
Invesco Great Wall (2)	4.2	4.3	4.5
Adjusted property, office and technology	$118.1	$125.6	$122.1

General and administrative, U.S. GAAP basis	$137.3	$135.0	$138.5
Invesco Great Wall (2)	4.7	4.5	4.1
CIP (3)	(11.2)	(6.6)	(5.0)
Regulatory matters (6)	—	(2.5)	—
Adjusted general and administrative	$130.8	$130.4	$137.6

Amortization of intangible assets, U.S. GAAP basis	$10.1	$10.9	$11.3
Amortization of intangible assets (4)	(10.1)	(10.9)	(11.3)
Adjusted amortization of intangible assets	$—	$—	$—

(1)    Revenue adjustments: The company calculates Net revenues by reducing Operating revenues to exclude fees that are passed through to external parties who perform functions on behalf of, and distribute, the company’s managed funds. The Net revenue presentation assists in identifying the revenue contribution generated by the company, removing distortions caused by the differing distribution channel fees and allowing for a fair comparison with U.S. peer investment managers and within Invesco’s own investment units. Additionally, management evaluates Net revenue yield on AUM, which is equal to Net revenues divided by Average AUM during the reporting period, as an indicator of the Net revenues we receive for each dollar of AUM we manage.
Investment management fees are adjusted by renewal commissions and certain administrative fees. Service and distribution fees are primarily adjusted by distribution fees passed through to broker dealers for certain share classes and pass through fund-related costs. Other revenues are primarily adjusted by transaction fees passed through to third parties.
(2)    Invesco Great Wall: The company reflects 100% of Invesco Great Wall in its Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin). The company’s non-GAAP operating results reflect the economics of these holdings on a basis consistent with the underlying AUM and flows. Adjusted net income is reduced by the amount of earnings attributable to the noncontrolling interests.
(3)    CIP: The company believes that the CIP may impact a reader’s analysis of our underlying results of operations and could result in investor confusion or the production of information about the company by analysts or external credit rating agencies that is not reflective of the underlying results of operations and financial condition of the company. Accordingly, the company believes that it is appropriate to adjust Operating revenues and Operating income for the impact of CIP in calculating the respective Net revenues and Adjusted operating income (and by calculation, Adjusted operating margin).
(4)    Amortization of intangible assets: The company removes amortization related to acquired assets in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS, as this will aid comparability of our results period to period, and aid comparability with peer companies that may not have similar acquisition-related charges.
(5)     Market valuation changes related to deferred compensation plan liabilities: Certain deferred compensation plan awards provide a return to the employee linked to the appreciation (depreciation) of specified investments. The company economically hedges the exposure to market movements on these deferred compensation liabilities. Since these liabilities are economically hedged, the company believes it is useful to remove the market movements related to the deferred compensation plan liabilities from the calculation of Adjusted operating income (and by calculation, Adjusted operating margin) and to remove the net impact of the economic hedge from the calculation of Adjusted net income (and by calculation, Adjusted diluted EPS) to produce results that will be more comparable period to period.
(6)    General and administrative: In 2024, the company removed the expense related to the settlement of regulatory matters. Due to the non-recurring nature of this item, the company removed the expense in arriving at Adjusted operating income, Adjusted operating margin and Adjusted diluted EPS as this will aid comparability of our results period to period.
(7)    Operating margin is equal to Operating income divided by Operating revenues.
(8)    Adjusted operating margin is equal to Adjusted operating income divided by Net revenues.
(9)    Tax adjustment for amortization of intangible assets and goodwill: The company reflects the tax benefit realized on the tax amortization of goodwill and intangibles in Adjusted net income. The company believes it is useful to include this tax benefit in arriving at the Adjusted diluted EPS measure.
(10)    Adjusted diluted EPS is equal to Adjusted net income attributable to Invesco Ltd. divided by the weighted average number of common and restricted common shares outstanding.

Invesco Ltd.
Assets Under Management

	Three Months Ended
(in billions)	March 31, 2025	December 31, 2024	% Change	March 31, 2024
Beginning Assets	$1,846.0	$1,795.6	2.8%	$1,585.3
Long-term inflows	122.0	133.7	(8.8)%	80.3
Long-term outflows	(104.4)	(108.1)	(3.4)%	(74.0)
Net long-term flows	17.6	25.6	(31.3)%	6.3
Net flows in non-management fee earning AUM (a)	5.0	10.2	(51.0)%	9.5
Net flows in money market funds	10.0	25.1	(60.2)%	0.7
Total net flows	32.6	60.9	(46.5)%	16.5
Reinvested distributions	1.0	12.5	(92.0)%	1.1
Market gains and losses	(42.2)	(2.5)	1,588.0%	68.0
Foreign currency translation	7.4	(20.5)	N/A	(8.2)
Ending Assets	$1,844.8	$1,846.0	(0.1)%	$1,662.7

Ending long-term AUM	$1,311.2	$1,301.1	0.8%	$1,200.8
Average long-term AUM	$1,326.8	$1,310.1	1.3%	$1,164.1
Average AUM	$1,880.8	$1,824.4	3.1%	$1,613.0
Average QQQ AUM	$320.0	$305.1	4.9%	$246.2

	Three Months Ended March 31, 2025
By investment approach: (in billions)	Active(k)	Passive(k)
Beginning Assets	$1,026.5	$819.5
Long-term inflows	60.6	61.4
Long-term outflows	(59.1)	(45.3)
Net long-term flows	1.5	16.1
Net flows in non-management fee earning AUM (a)	—	5.0
Net flows in money market funds	10.0	—
Total net flows	11.5	21.1
Reinvested distributions	1.0	—
Market gains and losses	(4.1)	(38.1)
Foreign currency translation	6.4	1.0
Ending Assets	$1,041.3	$803.5

Average AUM	$1,043.1	$837.7

	Three Months Ended March 31, 2025
By channel: (in billions)	Retail	Institutional
Beginning Assets	$1,265.6	$580.4
Long-term inflows	86.4	35.6
Long-term outflows	(74.5)	(29.9)
Net long-term flows	11.9	5.7
Net flows in non-management fee earning AUM (a)	5.4	(0.4)
Net flows in money market funds	3.8	6.2
Total net flows	21.1	11.5
Reinvested distributions	1.0	—
Market gains and losses	(43.6)	1.4
Transfer	(9.5)	9.5
Foreign currency translation	2.6	4.8
Ending Assets	$1,237.2	$607.6

See the footnotes immediately following these tables.

Invesco Ltd.
Assets Under Management (continued)

	Three Months Ended March 31, 2025
By client domicile: (in billions)	Americas	Asia Pacific	EMEA
Beginning Assets	$1,315.5	$270.2	$260.3
Long-term inflows	59.0	33.8	29.2
Long-term outflows	(56.0)	(34.2)	(14.2)
Net long-term flows	3.0	(0.4)	15.0
Net flows in non-management fee earning AUM (a)	8.9	1.0	(4.9)
Net flows in money market funds	8.4	1.6	—
Total net flows	20.3	2.2	10.1
Reinvested distributions	1.0	—	—
Market gains and losses	(43.4)	(0.9)	2.1
Foreign currency translation	0.2	4.0	3.2
Ending Assets	$1,293.6	$275.5	$275.7

	Three Months Ended March 31, 2025
By investment capability (b): (in billions)	ETFs and Index (c)	Fundamental Fixed Income (d)	Fundamental Equities (e)	Private Markets (f)	China JV & India (g)	Multi-Asset/Other (h)	Global Liquidity (i)	QQQ (j)
Beginning Assets	$484.9	$279.1	$276.7	$129.6	$106.3	$59.1	$191.4	$318.9
Long-term inflows	52.1	23.7	11.5	7.9	24.2	2.6	—	—
Long-term outflows	(35.8)	(15.7)	(18.5)	(8.7)	(22.0)	(3.7)	—	—
Net long-term flows	16.3	8.0	(7.0)	(0.8)	2.2	(1.1)	—	—
Net flows in non-management fee earning AUM (a)	—	—	—	—	—	(0.1)	—	5.1
Net flows in money market funds	—	—	—	—	1.5	—	8.5	—
Total net flows	16.3	8.0	(7.0)	(0.8)	3.7	(1.2)	8.5	5.1
Reinvested distributions	—	0.5	0.2	0.2	—	—	0.1	—
Market gains and losses	(10.9)	1.7	(8.8)	1.3	0.5	0.7	0.1	(26.8)
Foreign currency translation	0.7	2.6	1.7	1.0	0.5	0.8	0.1	—
Ending Assets	$491.0	$291.9	$262.8	$131.3	$111.0	$59.4	$200.2	$297.2

Average AUM	$501.5	$284.0	$276.6	$132.5	$108.0	$59.9	$198.3	$320.0

See the footnotes immediately following these tables.

Invesco Ltd.
Assets Under Management - Active (k)

	Three Months Ended
(in billions)	March 31, 2025	December 31, 2024	% Change	March 31, 2024
Beginning Assets	$1,026.5	$1,032.3	(0.6)%	$985.3
Long-term inflows	60.6	52.6	15.2%	42.4
Long-term outflows	(59.1)	(62.6)	(5.6)%	(49.5)
Net long-term flows	1.5	(10.0)	N/A	(7.1)
Net flows in money market funds	10.0	25.1	(60.2)%	0.7
Total net flows	11.5	15.1	(23.8)%	(6.4)
Reinvested distributions	1.0	12.5	(92.0)%	1.1
Market gains and losses	(4.1)	(17.0)	(75.9)%	22.5
Foreign currency translation	6.4	(16.4)	N/A	(6.8)
Ending Assets	$1,041.3	$1,026.5	1.4%	$995.7

Average long-term AUM	$818.8	$825.2	(0.8)%	$787.8
Average AUM	$1,043.1	$1,024.4	1.8%	$980.9

	Three Months Ended March 31, 2025
By channel: (in billions)	Retail	Institutional
Beginning Assets	$517.5	$509.0
Long-term inflows	31.6	29.0
Long-term outflows	(33.9)	(25.2)
Net long-term flows	(2.3)	3.8
Net flows in money market funds	3.8	6.2
Total net flows	1.5	10.0
Reinvested distributions	1.0	—
Market gains and losses	(7.5)	3.4
Transfer	(0.8)	0.8
Foreign currency translation	1.9	4.5
Ending Assets	$513.6	$527.7

	Three Months Ended March 31, 2025
By client domicile: (in billions)	Americas	Asia Pacific	EMEA
Beginning Assets	$698.2	$207.4	$120.9
Long-term inflows	23.0	22.3	15.3
Long-term outflows	(29.5)	(22.1)	(7.5)
Net long-term flows	(6.5)	0.2	7.8
Net flows in money market funds	8.4	1.6	—
Total net flows	1.9	1.8	7.8
Reinvested distributions	1.0	—	—
Market gains and losses	(6.3)	(0.2)	2.4
Foreign currency translation	0.2	3.5	2.7
Ending Assets	$695.0	$212.5	$133.8

See the footnotes immediately following these tables.

Invesco Ltd.
Assets Under Management - Passive (k)

	Three Months Ended
(in billions)	March 31, 2025	December 31, 2024	% Change	March 31, 2024
Beginning Assets	$819.5	$763.3	7.4%	$600.0
Long-term inflows	61.4	81.1	(24.3)%	37.9
Long-term outflows	(45.3)	(45.5)	(0.4)%	(24.5)
Net long-term flows	16.1	35.6	(54.8)%	13.4
Net flows in non-management fee earning AUM (a)	5.0	10.2	(51.0)%	9.5
Total net flows	21.1	45.8	(53.9)%	22.9
Market gains and losses	(38.1)	14.5	N/A	45.5
Foreign currency translation	1.0	(4.1)	N/A	(1.4)
Ending Assets	$803.5	$819.5	(2.0)%	$667.0

Average long-term AUM	$508.0	$484.9	4.8%	$376.3
Average AUM	$837.7	$800.0	4.7%	$632.1
Average QQQ AUM	$320.0	$305.1	4.9%	$246.2

	Three Months Ended March 31, 2025
By channel: (in billions)	Retail	Institutional
Beginning Assets	$748.1	$71.4
Long-term inflows	54.8	6.6
Long-term outflows	(40.6)	(4.7)
Net long-term flows	14.2	1.9
Net flows in non-management fee earning AUM (a)	5.4	(0.4)
Total net flows	19.6	1.5
Market gains and losses	(36.1)	(2.0)
Transfer	(8.7)	8.7
Foreign currency translation	0.7	0.3
Ending Assets	$723.6	$79.9

	Three Months Ended March 31, 2025
By client domicile: (in billions)	Americas	Asia Pacific	EMEA
Beginning Assets	$617.3	$62.8	$139.4
Long-term inflows	36.0	11.5	13.9
Long-term outflows	(26.5)	(12.1)	(6.7)
Net long-term flows	9.5	(0.6)	7.2
Net flows in non-management fee earning AUM (a)	8.9	1.0	(4.9)
Total net flows	18.4	0.4	2.3
Market gains and losses	(37.1)	(0.7)	(0.3)
Foreign currency translation	—	0.5	0.5
Ending Assets	$598.6	$63.0	$141.9

See the footnotes immediately following these tables.

Invesco Ltd.
Footnotes to the Assets Under Management Tables

(a)Non-management fee earning AUM includes non-management fee earning ETFs, UIT and product leverage.

(b)Investment capabilities are descriptive groupings of AUM by investment strategy.

(c)ETFs and Index includes ETFs and Indexed Strategies and excludes Invesco QQQ Trust.

(d)Fundamental Fixed Income includes Fixed Income products, including certain ETFs managed within this capability.

(e)Fundamental Equities includes Equity products.

(f)    Private Markets includes Private Credit and Real Estate investments comprised primarily of Real Estate, CLOs, Private Credit and listed real assets, including certain ETFs managed within this capability.

(g)    Beginning in the first quarter of 2025, products managed by Invesco Great Wall and Invesco Asset Management (India) Private Limited are included in the newly defined China JV & India investment capability. Other products previously categorized under the APAC Managed investment capability are included in the other investment capabilities based on their investment strategies. Beginning assets as of January 1, 2025 reflect the current period presentation.

(h)    Multi-Asset/Other includes Global Asset Allocation, Invesco Quantitative Strategies, Global Targeted Returns, Solutions, Intelliflo, and UITs, including certain ETFs managed within this capability.

(i)    Global Liquidity is comprised mainly of Money Market funds.

(j)    QQQ represents assets held within Invesco QQQ Trust.

(k)    Passive AUM includes index-based ETFs, unit investment trusts (UITs), non-fee earning leverage and other passive mandates. Active AUM is total AUM less Passive AUM.

Invesco Ltd.
Supplemental Information (1)

	For the three months ended March 31, 2025			For the three months ended March 31, 2024
Cash flow information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
Invesco and CIP cash and cash equivalents, beginning of period	$1,496.0	$(509.5)	$986.5	$1,931.6	$(462.4)	$1,469.2
Cash flows from operating activities	(84.6)	(17.6)	(102.2)	(54.4)	(52.3)	(106.7)
Cash flows from investing activities	(92.0)	129.8	37.8	(287.3)	236.8	(50.5)
Cash flows from financing activities	529.3	(650.1)	(120.8)	(148.3)	(253.9)	(402.2)
Increase/(decrease) in cash and cash equivalents	352.7	(537.9)	(185.2)	(490.0)	(69.4)	(559.4)
Foreign exchange movement on cash and cash equivalents	24.7	(4.3)	20.4	(16.1)	2.0	(14.1)
Cash and cash equivalents, end of the period	$1,873.4	$(1,051.7)	$821.7	$1,425.5	$(529.8)	$895.7

(1) These tables include non-GAAP presentations. Cash held by CIP is not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt. The cash flows of CIP do not form part of the company’s cash flow management processes, nor do they form part of the company’s significant liquidity evaluations and decisions.

Invesco Ltd.
Supplemental Information(1)

	March 31, 2025			December 31, 2024
Balance Sheet information (in millions)	U.S. GAAP	Impact of CIP	Excluding CIP	U.S. GAAP	Impact of CIP	Excluding CIP
ASSETS
Cash and cash equivalents	$821.7	$—	$821.7	$986.5	$—	$986.5
Investments	1,076.4	417.3	1,493.7	1,240.0	401.4	1,641.4
Goodwill and intangible assets, net	14,119.6	—	14,119.6	14,067.4	—	14,067.4
Other assets (2)	2,505.0	10.6	2,515.6	2,340.5	11.1	2,351.6
Investments and other assets of CIP (3)	9,620.9	(9,620.9)	—	8,374.5	(8,374.5)	—
Total assets	$28,143.6	$(9,193.0)	$18,950.6	$27,008.9	$(7,962.0)	$19,046.9
LIABILITIES
Debt	$964.8	$—	$964.8	$890.6	$—	$890.6
Other Liabilities (4)	3,287.0	—	3,287.0	3,596.4	—	3,596.4
Debt and other liabilities of CIP	8,104.4	(8,104.4)	—	6,853.1	(6,853.1)	—
Total liabilities	$12,356.2	$(8,104.4)	$4,251.8	$11,340.1	$(6,853.1)	$4,487.0
EQUITY
Total equity attributable to Invesco Ltd.	$14,698.7	$0.1	$14,698.8	$14,559.9	$—	$14,559.9
Noncontrolling interests (5)	1,088.7	(1,088.7)	—	1,108.9	(1,108.9)	—
Total equity	15,787.4	(1,088.6)	14,698.8	15,668.8	(1,108.9)	14,559.9
Total liabilities and equity	$28,143.6	$(9,193.0)	$18,950.6	$27,008.9	$(7,962.0)	$19,046.9

(1)    This table includes non-GAAP presentations. Assets of CIP are not available for use by Invesco. Additionally, there is no recourse to Invesco for CIP debt.

(2)     Amounts include Accounts receivable, Property, equipment and software, and Other assets.

(3)    Amounts include Cash and cash equivalents of CIP.

(4)    Amounts include Accrued compensation and benefits, Accounts payable and accrued expenses, and Deferred tax liabilities.

(5)    Amounts include Redeemable noncontrolling interests in consolidated entities and Equity attributable to nonredeemable noncontrolling interests in consolidated entities.